EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-112056) of MTC Technologies, Inc. and the Registration Statements on Form S-8 (No. 333-111537 and No. 333-104013) of MTC Technologies, Inc. of our report dated February 25, 2004, appearing in this Annual Report on Form 10-K of MTC Technologies, Inc. for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

Dayton, Ohio

March 1, 2004